EXHIBIT 99.1

ASSET PURCHASE AGREEMENT

Between

U.S GEOTHERMAL INC.

as Buyer

and

EMPIRE GEOTHERMAL POWER LLC

as Seller

and

MICHAEL  B. STEWART

as Guarantor

Dated: March 31, 2008

TABLE OF CONTENTS

Heading	Page
List of Schedules	ii
Recitals	1
Article I Definitions	1
Article II Purchase and Sale of Assets	7
Article III Representations and Warranties of Seller	13
Article IV Representations and Warranties of Buyer	21
Article V Covenants of Seller Prior to Closing	22
Article VI Covenants of Buyer Prior to closing	25
Article VII Conditions Precedent to Buyer’s Obligation to Close	25
Article VIII conditions Precedent to Seller’s Obligation to Close	26
Article IX Termination	26
Article X Additional Covenants	27
Article XI Indemnification; Remedies	28
Article XII Miscellaneous	29

-i-

LIST OF SCHEDULES

1	Permitted Encumbrances
2	First Closing Leases
2.1(a)	Seller’s Geothermal Leases, Permits and Right of Ways
2.1(b)	Contracts, Agreements and Permits
2.1(c)	Personal Property and Improvements
2.1(g)	Guarantor’s Granite Ranch Leases
3.5	Seller Financial Statements
3.13	Insurance
3.16(b)	Known Concerns and Problems at Project Site Identified by Seller As of December 13, 2006, and Update Dated February 1, 2008

-ii-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 31, 2008, by and between U.S. Geothermal Inc., an Idaho corporation (“Buyer”), and Empire Geothermal Power LLC, a Nevada limited liability company (“Empire” or “Seller”), and Michael B. Stewart, a resident of Nevada and the sole owner of Seller (the “Guarantor”) . Buyer and Seller and Guarantor are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement not otherwise defined herein shall have the meaning set forth in Article I.

RECITALS

A.        Empire owns an approximately three point six (3.6) net megawatt (MW) geothermal Power Plant (the “Plant”) in Washoe County, Nevada (the “Project Site”) and certain assets necessary or useful to the development of geothermal resources contained on or emanating from the Project Site (collectively, the “Project”).

B.        Seller desires to sell, and Buyer desires to purchase, substantially all of the assets and development rights associated with the Project for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the above premises and of the mutual promises and covenants contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1       Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

“Amax Leases” means the two BLM leases identified on Schedule 2.1(a) as lease numbers NVN 74196 and NVN 57437.

“Assets” is defined in Section 2.1.

“Assignment and Assumption of Liabilities” is defined in Section 2.7.

“Assignment of Leases” is defined in Section 2.7(a)(i).

“Assignment of Second Closing Leases” is defined in Section 2.7(c)(2).

“ASTM” means the American Society for Testing and Materials.

“Bill of Sale” is defined in Section 2.7.

“Bonds” means the $50,000 Nevada Bond to the State of Nevada, the $100,000 Financial Bond to the Bureau of Land Management (“BLM”) and the $50,000.00 Geothermal Lease Bond to the State of Nevada.

“Business Day” means any day other than Saturday, Sunday or a day on which banks are legally authorized to be closed for business in the State of Nevada.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Ancillary Documents” means all agreements (other than this Agreement) and documents to which Buyer is or will be a party as of the First Closing Date and as of the Second Closing Date that are required to be executed pursuant to this Agreement.

“Cash Deposit” is defined in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Confidential Information” means this Agreement and any information concerning the Project as of the later of the First Closing and the Second Closing that is not already generally available to the public.

“Constellation Agreement” means the Purchase Agreement included in Schedule 2.1(b).

“Contract” means any written agreement, contract, lease, license, promise or undertaking.

“Costs” shall mean liabilities, losses, damages, costs (including legal costs) and expenses (including taxation) in each case of any nature whatsoever.

“Empire Agreements” is defined in Section 5.4.

“Encumbrance” means any charge, claim, easement, interest, option, lien, pledge, security interest, mortgage, right-of-way, judgment, restriction or encumbrance of any kind.

“Environmental Claim” shall mean any demand, demand letter, claim, action, or investigation by any Person alleging potential liability for enforcement costs, investigation costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injuries, or penalties) arising out of, based on, or resulting from the alleged violation of or incurrence of liability under any applicable Environmental Law.

“Environmental Laws” shall mean all federal, state, and local laws and regulations, decrees and legal requirements, including judicial and administrative decrees, binding and legally enforceable contracts or agreements, and common law, now or hereafter existing, relating to pollution or protection of the environment and/or human health, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances in effect in any and all jurisdictions in which the Assets are located, including the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended, the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), as amended, the Resource Conservation and Recovery Act (“RCRA”), as amended, The Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act (“OSHA”), as amended, the Hazardous Materials Transportation Act, as amended, and other federal, state and local laws whose purpose is to conserve or protect human health, the environment, wildlife or natural resources. The terms “hazardous substance,” “release” and “threatened release” shall have the meanings specified in CERCLA, and the terms “solid waste,” “hazardous waste,” and “disposal” (or “disposed”) shall have the meanings specified in RCRA; provided, however, that (i) to the extent the laws of the state in which the Assets are located are applicable and have established a meaning for “hazardous substance,” “release,” “threatened release,” “solid waste,” “hazardous waste,” and “disposal” that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such laws, and (ii) the term “solid waste” shall include all geothermal exploration, development, production and storage wastes, even if such wastes are specifically exempt from classification as hazardous substances or hazardous wastes pursuant to CERCLA or RCRA, or the state analogues to those statutes.

“Environmental Matters” means any matter under Environmental Laws in relation to which an Environmental Claim could be brought.

“Escrow Holder” means Stewart Title of Northern Nevada, 5355 Kietzke Lane, Suite 102, Reno, Nevada, 89511, Attention: Luann Barnes, Escrow Officer.

“Excluded Assets” is defined in Section 2.1.

“First Closing” is defined in Section 2.6.

“First Closing Assets” means Buyer’s rights under the leases to be transferred at the First Closing set forth on Schedule 2 and the Granite Ranch Leases.

“First Closing Date” is defined in Section 2.6.

“First Closing Purchase Price” is defined in Section 2.2.

“Good Industry Practice” shall mean means the practices, methods, standards and procedures that (a) are generally accepted and followed by owners and operators of geothermal power generation projects of technology, complexity and size similar to the Project, and (b) would be expected by owners and operators of such projects, at the particular time in question and in the exercise of reasonable judgment in light of facts or circumstances then known or that reasonably should have been known, to accomplish the desired results and goals, including such goals as efficiency, reliability, economy and profitability, in a manner consistent with all applicable laws, safety and environmental protection. Good Industry Practice is not intended to be limited to the optimum practice or method to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices, methods, standards and procedures, in each case taking into account the design and construction of the Project.

“Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a limited liability company, the articles of organization and operating agreement; (c) any other agreements or documents relating to the organization, management or operation of such entity; and (d) any amendment or supplement to any of the foregoing.

“Governmental Body” means any governmental or quasi-governmental authority of any nature (including any agency, commission, court, tribunal or other executive, legislative, judicial, regulatory or administrative entity, authority or body); and any self-regulatory organization.

“Indemnification Agreement” means the Indemnification Agreement entered into by Guarantor and Seller for the benefit of Buyer and USG Nevada, LLC, executed and effective as of the date hereof.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means, with respect to Seller, the actual knowledge of the following individuals: (i) Michael B. Stewart, together with the knowledge such person would have obtained following reasonable inquiry.

“Kosmos Lease” means the Geothermal Lease between The Kosmos Company and the Guarantor included in Schedule 2.1(b).

“Leases” means the Leases identified on Schedule 2.1(a).

“Legal Requirement” means any federal, state, local, municipal, foreign, international or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Letter of Intent” means the letter of intent dated January 8, 2008, between Buyer and Seller.

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, joint or several, due or to become due.

“Material Adverse Change” means any change, event or occurrence that, individually or taken together with all other events, changes or occurrences, has resulted or could reasonably be expected to result in (i) a substantial variation from the usual operation of the Project; (ii) an encumbrance on any of the Assets after the Effective Date of this Agreement; or (iii) prevent Seller from consummating the transaction or satisfying all of its obligations contemplated by this Agreement and any of the other agreements and instruments to be executed and delivered by Seller in connection herewith, and (b) with respect to Buyer, is, or in the reasonably foreseeable future would be reasonably likely to be, materially adverse to the ability of Buyer to consummate the transactions contemplated by this Agreement and to satisfy all of its obligations contemplated by this Agreement or any of the other agreements and instruments to be executed and delivered by Buyer in connection herewith.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies) designed to provide safe and healthful working conditions.

“Order” means any final non-appealable order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Party” is defined in the preamble to this Agreement.

“Permitted Encumbrances” means and includes any and all of the following: (a) any lien or encumbrance specified on Schedule 1; (b) liens for taxes and assessment either not yet due and payable or being reasonably contested by appropriate proceedings, so long as such proceedings shall not involve any imminent and substantial danger of the sale, forfeiture or loss of any part of the Project or the Project Site, and shall not interfere with the use or disposition of any part of the Project or the Project Site; (c) liens arising in the ordinary course of Seller’s business (including the operation of the Project), or arising in connection with the use, maintenance or operation of the Project or any related systems, facilities or equipment securing amounts either not yet due or delinquent as of the First Closing Date with respect to such use, maintenance or operation relating to the First Closing Assets or as of the Second Closing Date with respect to such use, maintenance, or operation relating to the Second Closing Assets; and (d) mineral rights, utility access and other easements or servitudes the use and enjoyment of which do not and will not at any time materially interfere with the peaceful and quiet use, possession, and maintenance and repair of, or access to, the Project or the Project Site.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Plant” is defined in the Recitals.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Project” is defined in the Recitals.

“Project Site” means the property where the Project is located in Empire, Nevada.

“Real Property” means the Project Site, including the real property that is the subject of the Leases and the rights of way identified on Schedule 2.1(a).

“Repayment Rate” means a floating rate of interest equal to two percent (2%) in excess of the highest prime rate as published in The Wall Street Journal from time to time under “Money Rates”.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other person identified in a written designation as representative of that Person.

“Second Closing” is defined in Section 2.6.

“Second Closing Assets” means the Assets except for the First Closing Assets.

“Second Closing Date” is defined in Section 2.6.

“Second Closing Purchase Price” is defined in Section 2.2.

“Seller Ancillary Documents” means all agreements (other than this Agreement) and documents to which any of the Seller or the Guarantor is or will be a party as of the First Closing Date and the Second Closing Date that are required to be executed pursuant to this Agreement.

“SUP” means the Special Use Permit No. SPB4-8-87 issued by the Washoe County Board of Commissioners to Amor II Corporation on July 1, 1987.

“Taxes” means all taxes, charges, fees, levies or other assessments, including income, payroll, employment, unemployment, social security, workers’ compensation, withholding, stamp, environmental exercise, property, sales, use and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

“Transfer Taxes” means all sales, use, transfer, real property transfer, recording and other similar taxes and fees resulting from the sale of the Assets pursuant to this Agreement.

“Water Rights Permits Purchase Agreement” means the Water Rights Permits Purchase Agreement by and between Guarantor and USG Nevada, LLC, executed and effective as of the date hereof.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1       Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the First Closing and Second Closing, respectively, Seller and Guarantor, as indicated, shall sell, convey, assign, transfer and deliver to Buyer (or cause to be so assigned, conveyed, transferred and delivered), and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of the rights, title, and interests of Seller or any Seller Affiliate in, under and to all of the First Closing Assets and Second Closing Assets identified in Subsections (a) through (e) below, but not including any of the Excluded Assets (the First Closing Assets and the Second Closing Assets, collectively, the “Assets”):

(a)       Seller’s Geothermal Leases, Permits and Right of Ways identified on Schedule 2 and Schedule 2.1(a);

(b)       The Contracts, permits and agreements identified on Schedule 2.1(b), excluding however the Empire Agreements which on or before the Second Closing Date shall either be: (i) purchased as provided in Section 5.4, or (ii) terminated.

(c)       All of the real, personal and mixed property located on or used in the operation of the Project (whether located on or off the Project Site), which is owned or leased by Seller or any Affiliate of Seller, in whole or in part, or in which the Seller or any Affiliate of Seller otherwise has an interest, including without limitation the items listed on Schedule 2.1(c);

(d)       (i) All accounts receivable and other rights to payment of the Seller under any of the Contracts or otherwise which arise on or after the First Closing Date with respect to the First Closing Assets and which arise on or after the Second Closing Date with respect to the Second Closing Assets, and the full benefit of all security for such accounts or rights to payment and any other rights of the Seller related to the foregoing; (ii) all of the Company’s other intangible rights and property, including going concern value, goodwill, directory, telecopy and e-mail names, numbers, addresses and listings and domain names, and all rights that the Company may have to institute or maintain any action to protect the same and recover damages for any misappropriation or misuse thereof; (iii) all insurance benefits, including rights and proceeds, arising from or relating to the First Closing Assets and the Assumed Liabilities assumed at the First Closing prior to the First Closing Date and arising from or relating to the Second Closing Assets and the Assumed Liabilities assumed at the Second Closing prior to the Second Closing Date; and (iv) all of the Company’s rights to recovery arising out of litigation or any other proceeding that is currently pending or commences prior to the First Closing Date with respect to rights or recovery relating to the First Closing Assets and that is currently pending or commences prior to the Second Closing Date with respect to any other rights or recovery;

(e)       All of the original and duplicate files, records and data relating to the items described in subsections (a), (b), (c), and (d) above, including title records; contracts; correspondence; documents; microfiche lists; computer output; geological, geophysical and seismic records, plats, surveys, maps, cross-sections, data, and interpretive reports; engineering reports, production records, electric logs, operations and instruction manuals, specifications and drawings;

(f)        The Rights of Way listed on Schedule 2.1(a) relating to the delivery of water to the Project and the pipelines, equipment, and other personal property located on the Rights of Way; and

(g)	Guarantor’s Granite Ranch Leases listed on Schedule 2.1(g).

Notwithstanding the foregoing, the Assets shall not include any of the following rights or interests (collectively, the “Excluded Assets”) , all of which shall be retained by the Seller: (i) all of Seller’s personnel records and records relating to the organization, ownership and internal affairs of the Seller (as opposed to the Seller’s operations), (ii) all of the Seller’s insurance policies, (iii) any cash balances or investments contained in any deposit account owned by the Seller, (iv) the Empire Agreements, which on or before the Second Closing Date shall either be: (1) purchased as set forth in Section 5.4; or (2) terminated, and (v) financial records in existence prior to the First Closing Date.

2.2       Consideration. The Purchase Price shall consist of a First Closing Purchase Price and a Second Closing Purchase Price. The consideration for the First Closing Assets will be Seven Million Three Hundred Eighty Thousand Dollars ($7,380,000.00) (the “First Closing Purchase Price”) and the assumption of the Assumed Liabilities associated with the First Closing Assets. The consideration for the Second Closing Assets will be Five Million Six Hundred Twenty Thousand Dollars ($5,620,000.00) and the assumption of the Assumed Liabilities associated with the Second Closing Assets (the “Second Closing Purchase Price”).

2.3        Payment of the Purchase Price.

(a)       Pursuant to the Letter of Intent, Buyer has previously made a cash payment to Seller in the amount of $300,000 (the “Cash Deposit”). The Cash Deposit shall be applied toward the Second Closing Purchase Price. On the First Closing Date (as hereinafter defined), Buyer shall deposit cash or other immediately available funds with Escrow Holder in the amount of Seven Million Three Hundred Eighty Thousand Dollars ($7,380,000.00), representing the First Closing Purchase Price, plus Buyer’s share of closing costs as contemplated pursuant to Section 2.9 and adjusted to reflect the prorations contemplated by Section 2.8 relating to the First Closing Date. Such deposit shall be made with Escrow Holder pursuant to an escrow agreement or escrow instructions acceptable to both Buyer and Seller instructing Escrow Holder to disburse the balance of the First Closing Purchase Price (a) to satisfy Seller’s portion of the costs of the First Closing as contemplated in Section 2.9, and (b) to Seller. No payment of the deposit to be made at the First Closing shall be made by Buyer until Seller has provided the following documents, as required by that certain Tender of Satisfaction of Judgment from Stewart Title of Nevada to American AgCredit: an acknowledgment of satisfaction in form required by NRS 17.200, a Stipulation of Dismissal with Prejudice, a Reconveyance of the Deed of Trust, and a Release of Pledge, all as required to clear title to the property and rights transferred on the First Closing Date. On the Second Closing Date (as hereinafter defined), Buyer shall deposit cash or other immediately available funds with Escrow Holder in the amount of Five Million Three Hundred Twenty Thousand Dollars ($5,320,000.00), representing the Second Closing Purchase Price less the Cash Deposit, plus Buyer’s share of closing costs as contemplated pursuant to Section 2.9 adjusted to reflect the prorations contemplated by Section 2.8 relating to the First Closing Date. Such payment shall be made with Escrow Holder pursuant to an escrow agreement or escrow instructions acceptable to both Buyer and Seller instructing Escrow Holder to disburse the balance of the Second Closing Purchase Price (a) first, to CoBank, ACB, to the extent necessary to pay in full Seller’s indebtedness to CoBank, ACB, (b) second, to satisfy Seller’s portion of the costs of the Second Closing, and (c) third, to Seller. Except as provided below in Section 2.3(b), if the Second Closing does not occur within thirty days after the First Closing, interest on such Second Closing Purchase Price less the Cash Deposit shall accrue after that thirtieth (30th) day at a rate of ten percent (10%) per annum and Buyer shall pay Seller such interest on the ninetieth (90th ) day or the Second Closing Date whichever occurs first. Except as provided below in Section 2.3(b), f the Second Closing does not occur on or before the ninetieth (90th) day after the First Closing, from the ninety first (91st) day after the First Closing until December 31, 2008 or the Second Closing, whichever occurs first, interest shall accrue on the Second Purchase Price less the Cash Deposit at a rate of fifteen percent (15%) per annum, and such interest shall be paid by Buyer to Seller monthly beginning at the end of the first month during which such rate applies. Except as provided below in Section 2.3(b), if the Second Closing does not occur on or before December 31, 2008, this Agreement shall automatically terminate, be of no further force and effect, the Parties shall not have any further rights or obligations to each other, and Buyer shall pay any unpaid escrow fees and charges, provided that in such event, Seller shall return the Cash Deposit to Buyer upon termination. If such Cash Deposit is not returned to Buyer in such event within thirty (30) days after termination, then interest shall accrue on such Cash Deposit after that thirtieth (30th) day up to and including the one hundred twentieth (120th) day after termination at a rate of ten percent (10%) per annum. If such Cash Deposit is not returned to Buyer in such event within one hundred twenty (120) days of termination, then interest shall accrue on such Cash Deposit after that one hundred twentieth (120th) day at a rate of fifteen percent (15%).

(b)       If any of the conditions to Buyer’s obligation with respect to the Second Closing in Article VII fail to be satisfied within thirty days after the First Closing and the failure is not directly attributable to Buyer or its Affiliates, then no interest shall accrue on the Second Closing Purchase Price and this Agreement shall continue in full force and effect until after such conditions are satisfied. In such event, (i) each of the timelines relating to interest accrual in Section 2.3(a) above shall be extended for a time equal to the number of days beginning after the thirtieth day after the First Closing in which the conditions fail to be satisfied and (ii) the timeline relating to termination shall be extended so that Buyer shall have no less than fourteen days after being notified of the satisfaction of such conditions by Seller to close on the Second Closing.

2.4        Liabilities.

(a)        Assumed Liabilities. At the First Closing and the Second Closing, as applicable, Buyer shall assume and agree to discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(i)        any Liability arising or to be performed after the First Closing or the Second Closing, as applicable, under, in connection with or associated with the Assets to be transferred at such closing and incurred by the Seller in the ordinary course of business in operating such Assets (other than any Liability arising out of or relating to a breach event, or violation that occurred prior to the First Closing or the Second Closing, as applicable), excluding, however, any Liabilities on account of taxes and, Retained Liabilities, with all Liabilities relating to Seller’s Employees as addressed in Section 5.6, and

(ii)       all obligations and liabilities arising under, associated with or related to the Contracts, permits and agreements listed on Schedule 2.1(c) (other than the Empire Agreements which on or before the First Closing Date shall either: (1) be purchased as set forth in Section 5.4.; or (2) terminated) and arising or to be performed after the First Closing or Second Closing, as applicable, except any such obligation or liability arising after the First Closing or Second Closing, as applicable, out of or related to a breach of contract that occurred prior to the First Closing or Second Closing, as applicable.

(b)        Retained Liabilities. The Retained Liabilities shall not be assumed by the Buyer but shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller or any Seller Affiliate (other than the Assumed Liabilities), including:

(i)        any Liability arising prior to the First Closing or Second Closing, as applicable, in connection with or associated with the First Closing Assets or Second Closing Assets, as applicable, including but not limited to tax liabilities, and any Liability arising out of or related to any of the Excluded Assets;

(ii)       any Liability or Damages arising from or under any Environmental Law or Occupational Safety and Health Law and relating to the ownership or operation of the First Closing Assets or the Second Closing Assets prior to the First Closing or the Second Closing, as applicable, or the Project prior to the Second Closing;

(iii)      any Liability under any Contract to which Seller or any Seller Affiliate is a party or by which it is bound and not assumed by Buyer under Section 2.4(a)(ii);

(iv)      any Liability arising out of or resulting from compliance or noncompliance with any Legal Requirement or Order of any Governmental Body in connection with or associated with an event or occurrence prior to the Second Closing;

(v)       any Liability or obligation arising out of or relating to employment of any employee of the Seller or any Seller Affiliate or the termination of employment of any employee of the Seller or any Seller Affiliate, and any Liability or obligation to indemnify, reimburse or advance any amounts to any officer, director, employee or agent of the Seller or any Seller Affiliate; and

(vi)      any Liability arising out of or resulting from the compliance or noncompliance by Seller or any Seller Affiliate with any applicable law, governmental authorization or governmental order.

2.5       Allocation. At least three (3) business days prior to the First Closing Date, Buyer shall prepare a Purchase Price allocation in accordance with Section 1060 of the Internal Revenue Code and the related Treasury regulations (and any similar provision of state or local law, as appropriate). Prior to the First Closing, Buyer and Seller shall use best efforts to negotiate and agree on any adjustments to such Purchase Price allocation as may be proposed by Seller. The Purchase Price allocation as so adjusted shall be used by Seller and Buyer in reporting the transactions contemplated by this Agreement to any Governmental Authority (including without limitation the Internal Revenue Service).

2.6       Closing. The purchase and sale provided for in this Agreement shall take place in two closings: a “First Closing” for the purchase and sale of the First Closing Assets and a “Second Closing” for the purchase and sale of the Second Closing Assets. The First Closing and Second Closing shall take place at the offices of Escrow Holder, the First Closing commencing at 9:00 a.m. (local time), on the date hereof (the “First Closing Date”). The Second Closing will occur as soon as possible after the First Closing Date after Buyer notifies Seller that it is ready to close, but no sooner than thirty days after such date, unless the Lis Pendens (defined in the Indemnification Agreement) is removed or unless Buyer waives the condition related to such Lis Pendens (such date, the “Second Closing Date”).

2.7       Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement:

(a)	at the First Closing, Seller shall deliver to Buyer:

(i)        An assignment and assumption agreement in recordable form and otherwise acceptable to Buyer, executed by Seller, assigning to Buyer the leases identified on Schedule 2 hereto (the “Assignment of Leases”);

(ii)       An assignment and assumption agreement acceptable to Buyer, executed by Guarantor, assigning to Buyer the leases identified on Schedule 2.1(g) hereto (the “Assignment of Granite Ranch Leases”);

(iii)      Such other bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance of the First Closing Assets as may reasonably be requested by Buyer executed by Seller;

(iv)      A certificate executed by Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the First

Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the First Closing;

(v)       An affidavit from Seller stating, under penalty of perjury, its United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code and Treasury Regulation 1.1445 2(b)(2)(iii)(B) (or any similar provision of state or other Tax law); and

(vi)      the Water Rights Permits Purchase Agreement, executed by Guarantor, and all assignments and other documents and showings required under the Water Rights Permits Purchase Agreement.

(b)	at the First Closing, Buyer shall deliver to Seller:

(i)        The Assignment of Leases and Assignment of Granite Ranch Leases, each executed by Buyer;

(ii)       The First Closing Purchase Price as specified in Section 2.3(a);

(iii)      A certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the First Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with on or before the First Closing; and

(iv)	the Water Rights Permits Purchase Agreement, executed by Buyer.
(c)	at the Second Closing, Seller shall deliver to Buyer:

(i)        A bill of sale and assignment in a form acceptable to Buyer (the “Bill of Sale”), executed by Seller;

(ii)       An assignment and assumption agreement in recordable form and otherwise acceptable to Buyer, executed by Seller, assigning to Buyer the leases and rights of way identified on Schedule 2.1(a) hereto except for the leases and rights of way identified on Schedule 2 hereto (the “Assignment of Second Closing Leases”);

(iii)      An assignment and assumption of the contracts, permits and assignments identified on Schedule 2.1(b) other than the Empire Agreements which on or before the Second Closing Date shall be either: (i) purchased as set forth in Section 5.4; or (ii) terminated, executed by Seller (the “Assignment and Assumption of Liabilities”);

(iv)      Such other bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance of the Second Closing Assets as may reasonably be requested by Buyer executed by Seller;

(v)       A certificate executed by Seller as to the accuracy of its representations and warranties as of the Second Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Second Closing;

(vi)       Originals of all of the Permits and all of the documents described in Section 2.1.

(d)	at the Second Closing, Buyer shall deliver to Seller:

(i)        The Assignment of Second Closing Leases and the Assignment and Assumption of Liabilities, in each case executed by Buyer;

(ii)	The Second Closing Purchase Price less the Cash Deposit;
(iii)	Bonds relating or undertakings to replace the Bonds; and

(iv)      A certificate executed by Buyer as to the accuracy of its representations and warranties as of the Second Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with on or before the Second Closing.

2.8       Prorations. All revenues and all expenses relating to the ownership and operation of the Real Property, Leases and the Permits listed on Schedule 2.1(a) and properly allocated to the month in which the First Closing or Second Closing, as applicable, occurs shall be prorated between Buyer and Seller as of the First Closing Date or Second Closing Date, as applicable, so that the prorated amounts relating to the First Closing Assets for the period of time prior to the First Closing Date are allocated to Seller and the prorated amounts from and after the First Closing Date are allocated to Buyer and so that the prorated amounts relating to the Second Closing Assets for the period of time prior to the Second Closing Date are allocated to Seller and the prorated amounts from and after the Second Closing Date are allocated to Buyer.

2.9       Cost of Escrow. At each of the First Closing and Second Closing, Buyer shall pay 50 percent and Seller shall pay 50 percent of all escrow costs and fees, including the costs of any title insurance and real property transfer tax applicable to such closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller and Guarantor each represent and warrant to Buyer that the statements contained in this Article III are true and complete as of the date of this Agreement and will be true and complete as of the First Closing Date and Second Closing Date, except that representations and warranties applicable to specific Assets shall be true and complete as of the date of this Agreement and as of the closing date on which such Assets shall be transferred:

3.1       Organization. Empire is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, with full limited liability company power and authority to conduct its business as now conducted, to own or use the properties and assets that it proposes to own or use, and to execute, deliver and perform all its obligations under this Agreement and each Seller Ancillary Document. Guarantor is a resident of the State of Nevada with full power and authority to execute, deliver and perform all of his obligations under this Agreement.

3.2       Authority; Enforceability. Empire has full power and authority to execute and deliver this Agreement and all Seller Ancillary Documents and to perform its obligations under this Agreement and the Seller Ancillary Documents, and such action has been duly authorized by all necessary action by Empire’s members and managers. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. Upon the execution and delivery by Empire of the Seller’s Ancillary Documents, each of such documents will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. Guarantor has full power and authority to execute and deliver and perform his obligations under this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Guarantor, enforceable against him in accordance with its terms

3.3       Ownership. Orient Farms LLC owns all of the membership and equity interests of the Seller free and clear of liens and encumbrances. The Michael B. Stewart Living Trust owns all of the membership and equity interests of Orient Farms LLC. The Guarantor is the settlor, sole beneficiary (during the lifetime of Guarantor) and sole trustee of the Michael B. Stewart Living Trust, and has full power and authority to take any action necessary to cause Seller to execute and deliver and to perform its obligations under this Agreement and all Seller Ancillary Documents. Neither the Guarantor nor the Seller has issued or granted to any other Person any rights to acquire or control any of the membership or equity interests of the Seller.

3.4       No other Business Activities or Subsidiaries. Seller has no business or operations or assets other than the ownership and operation of the Project. Seller has no direct or indirect ownership interest in any other Person.

3.5       Financial Statements. The financial statements of the Seller for the two years ending December 31, 2006 and December 31, 2007, and attached hereto as Schedule 3.5 (the “Seller Financial Statements”), are based on the books and records of the Seller, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of Seller at the respective dates and for the respective periods indicated, except that such financial statements may not contain all notes and are subject to year-end adjustments, none of which are material.

3.6       Absence of Undisclosed Liabilities. Except as set forth in a Schedule to this Agreement, or as reflected or expressly reserved against in Seller Financial Statements, the Seller has no accrued, contingent or other liabilities of any nature, either matured or unmatured, relating to the Project, and there is no basis for any present or future litigation, charge, complaint, claim or demand against it giving rise to any liability or obligation, except (a) a liability or obligation that has arisen after the date of the Seller Financial Statements in the ordinary course of business and that is not a liability for breach of a Contract, breach of warranty, tort, infringement, litigation or violation of a Legal Requirement, or (b) obligations under any Contract.

3.7       Books and Records. The books of account of the Seller are complete and correct and have been maintained in accordance with sound business practices. Each transaction is properly and accurately recorded on the books and records of the Seller, and each document upon which entries in the Seller’s books and records are based is complete and accurate in all respects. The Seller maintains a system of internal accounting controls adequate to insure that it maintains no off-the-book accounts and that its assets are used only in accordance with its management directives.

3.8        No Conflict.

(a)       The execution and delivery of this Agreement and the consummation or performance of any of the transactions contemplated hereby will not, directly or indirectly (with or without notice or lapse of time):

(i)        breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the managers or members of Seller;

(ii)       breach any Legal Requirement or Order to which Seller, any of the Assets, or the Project, may be subject;

(iii)      contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit provided that Buyer has compiled with all of its obligations hereunder, including but not limited to procuring the bonds to replace the Bonds;

(iv)      breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Project Contract; or

(v)       result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

3.9       Consents. Buyer shall be solely responsible for procuring the bonds to replace the Bonds. Seller shall use reasonable best efforts to assist Buyer in, and shall timely and fully cooperate with, Buyer to obtain all consents required from the BLM, Sierra Pacific Power Company, under the Kosmos Lease, from any other applicable lessor, those which may be required in connection with the SUP and any which are necessary for the transfer of the Assets to Buyer or to complete the assumption of the Assumed Liabilities by Buyer. Seller has made or will timely make all registrations or filings with any Governmental Authority which Seller is required to obtain under this Agreement for the execution or delivery or performance of this Agreement.

3.10     Brokers and Finders. Seller and any Seller Affiliates have not incurred any obligation or Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the sale of the Project or the Assets or the transactions contemplated by this Agreement.

3.11      Title and Condition of Assets and Project Site.

(a)       Seller owns good and marketable title to all of the Assets, except the Granite Ranch Leases, free and clear of Liens, except Permitted Encumbrances. Guarantor owns good and marketable title to the Granite Ranch Leases, free and clear of Liens, except Permitted Encumbrances. The real properties owned by the Seller or subject to the leases and rights of way listed on Schedule 2.1(a) constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which the Seller remains liable), used or occupied by the Seller relating to the Project.

(b)       Seller’s activities at the Project Site have not violated in any material respect any applicable building code, zoning requirement or other statute or ordinances or any Permit conditions. Seller has not received any notice of any pending or contemplated special assessments applicable to the Project or the Project Site.

(c)       All utility connections enter the Project Site either through adjoining public streets or private easements that will inure to the benefit of Buyer, and no structures on the Project Site are located on utility lines or encroach on utility rights of way.

(d)       There are no developments affecting the Project Site or any of the Assets pending or, to the Knowledge of Seller, threatened which might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.

(e)       At the First Closing and the Second Closing, the Buyer will acquire good and marketable title to all the Assets to be transferred at such Closing.

3.12        Complaince with Legal Requirements; Permits.

(a)       Seller is, and has been, in full compliance with all Legal Requirements applicable to the Assets, the Project or the transactions contemplated hereby, except for any noncompliance which cannot be expected to have a material adverse effect on the Assets or the Project. Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any such Legal Requirement.

(b)       Schedule 2.1(a) contains a complete and accurate list of each lease and right of way which is a part of the Assets. Except as set forth in said schedule, Seller owns or validly holds each lease and right of way (true and complete copies of which have been delivered to Buyer), and each lease or right of way listed or required to be listed in Schedule 2.1(a) is valid and in full force and effect. (i) Seller is, and has been, in full compliance with all of the terms and requirements of each lease and right of way identified or required to be identified in Schedule 2.1(a); (ii) there exists no current default under or violation of any such lease or right of way; (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such lease or right of way, or any revocation, withdrawal, suspension cancellation or termination of or modification to any such lease or right of way; (iv) all applications required to have been filed for the renewal of any such lease or right of way have been duly filed on a timely basis with the appropriate Governmental Bodies.

(c)       Seller is not subject to regulation under the Public Utility Holding Company Act of 1935, as amended, or under the Legal Requirements of any state respecting the rates of electric utilities.

3.13        Real Property.

(a)       Seller has not secured any obligations or debts with the Real Property which resulted in Encumbrances which are still of record, except for the encumbrance of CoBank, ACB, and AgCredit.

(b)       Seller has not received notice of pending or threatened Proceedings in eminent domain, or for rezoning, which could reasonably be expected to adversely affect the Real Property.

3.14       Contracts, Permits and Agreements.

(a)       Seller has delivered to Buyer complete and correct copies of all of the Contracts, permits and agreements listed on Schedules 2.1(a) –(b), as in effect on the date hereof, including each amendment, supplement and modification. The Contracts and such permits and agreements constitute all of the Seller’s contracts or agreements necessary or useful in the operation of the Project.

(b)       Each of the Contracts, permits and agreements identified on Schedule 2.1(b) are valid, binding and enforceable by Seller in accordance with its terms and is in full force and effect, and there have been no prepayments made under or waiver of any rights to payment under or any other material term or provision of any of such Contracts, permits or agreements. There is no existing default or violation by Seller under any material term or provision of any Contract, permit or agreement identified on Schedules 2.1(a)-(b) and no event has occurred which (whether with or without notice, lapse of time or both) would constitute such a default of Seller or any other party under any Contract, permit or agreement identified on Schedule 2.1(a)-(b). Without limiting the foregoing, Seller has timely paid all amounts required to be paid to any third party under the Contracts, permits and agreements identified on Schedule 2.1(a)-(b).

(c)       Seller is not aware of any default by any other party to any Contract, permit or agreement identified on Schedule 2.1(b) or of any event which (whether with or without notice, lapse of time or both) would constitute a default by any other party with respect to obligations of that party under any of the Contracts, permits or agreements identified on Schedule 2.1(b) and, to the Knowledge of Seller, there are no facts that exist indicating that any of the Contracts, permits or agreements identified on Schedule 2.1(b) may be totally or partially terminated or suspended by the other parties.

3.15     Adequacy of Assets. The Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Project in the manner operated by the Seller and (b) include all of the operating assets of the Seller used in the operation of the Project.

3.16     Litigation. There is no pending or, to the Knowledge of Seller, threatened Proceeding: (a) that relates to or may affect the Project or any of the Assets; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of Seller, there is no basis for the commencement of any such Proceeding, other than: (i) Washoe County District Court Case No: CV07-2618, Plaintiff American AgCredit, FLCA; Defendant, Empire Geothermal, et al.; and (ii) Carson City County District Court Case No: 08 OC 000 931B, Plaintiff Ronald P. Weddell; Defendant, Empire Geothermal, et al.

3.17     Environmental Conditions.

(a)	Definitions.

“Hazardous Substance” means any hazardous, toxic, radioactive or infectious substance, pollutant, material or waste as defined, listed or regulated under any Environmental Law, and includes petroleum oil and its fractions.

“Contamination” (or “Contaminated”) means the presence (actual or reasonably suspected) of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media or any structure or improvement, if any investigatory, remedial, removal reporting or other response action is required or legally could be required by a governmental authority under any Environmental Law with respect to such presence or suspected presence of Hazardous Substances, or if such response action otherwise is reasonable or appropriate under the circumstances.

(b)        Environmental Conditions. Except as specifically described in Schedule 3.16(b):

(i)        The Project and the Real Property are and have been in compliance with all applicable Environmental Laws (except for any noncompliance which cannot be expected to have a material adverse effect on the Project), and neither Seller nor any Seller Affiliate has received any notice or complaint with respect to any alleged violation of or noncompliance with any Environmental Law relating to Seller, the Project or the Real Property;

(ii)       No Encumbrance has been imposed on any portion of the Real Property by any Governmental Body in connection with any violation or noncompliance with Environmental Laws;

(iii)      Seller has not received notice that the Real Property or the Assets (A) form the Basis of an environmental claim against Seller, the Project or the Assets, or (B) cause the Project or any Assets to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law inconsistent with the customary and standard development of the Project;

(iv)      There are no past, pending or, to the Knowledge of Seller, threatened environmental Proceedings against Seller, the Real Property, Project or any Assets;

(v)       No portion of any of the Real Property or the Assets is Contaminated;

(vi)      Hazardous Substances are not now and have not at any time been used or released by any Seller, or any Seller Affiliate at, on, under or from the Project except in compliance at all times with all Environmental Laws; and

(vii)     Buyer is responsible for and will bear all costs associated with its own environmental report for the Project and/or the Real Property.

3.18     Effect of Transfer. Seller is not currently insolvent or unable to pay its Liabilities and obligations as they become due, and the transfer of the Assets to Buyer will not render Seller insolvent or unable to pay its Liabilities as they become due in the usual course of its business.

3.19     Insurance. Schedule 3.18 contains a complete and accurate list of all policies of fire, liability, worker’s compensation and other forms of insurance insuring the Assets (the “Insurance Policies”), setting forth the applicable deductible amounts. All the Insurance Policies are valid, enforceable and in full force and effect, all premiums with respect to the Insurance Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Insurance Policy. There have been no claims made for insurance payment under any of the Insurance Policies. True and complete copies of the Insurance Policies and all endorsements thereto have been delivered to Buyer. Seller has not been refused any insurance coverage and no insurance coverage has been cancelled during the two (2) years preceding the date of this Agreement.

3.20     Geothermal Data. The onsite geothermal data supplied by Seller to Buyer was collected in accordance with Good Industry Practice, and Seller is not aware of any facts or circumstances that could make such data misleading or inaccurate.

3.21      Taxes.

(a)       Seller and its Affiliates have filed (or there have been filed on their behalf) with the appropriate governmental authorities all Tax Returns required to be filed by them and such Tax Returns are true, correct and complete in all material respects;

(b)       Seller and its Affiliates have paid or withheld or made provision in accordance with generally accepted accounting principles (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes that are due and payable or required to be withheld for all taxable periods and portions thereof through the date hereof and to Seller’s knowledge, no Government Entity is threatening or considering assessing Seller in addition to such amounts so paid, withheld or provided for or is otherwise disputing such amounts;

(c)       No Governmental Entity of any jurisdiction in which Seller or its Affiliates do not currently file a Tax Return has ever notified Seller or any of its Affiliates that it believes that Seller or such Affiliate is required to submit such a Tax Return in such jurisdiction;

(d)       No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes of Seller or its Affiliates, and no assessment, deficiency or adjustment has been asserted with regard to any such Taxes that Seller and its Affiliates have not paid or have not made provision for in accordance with generally accepted accounting principles or are contesting in good faith;

(e)       There are no liens for Taxes upon any of the Properties or Assets of Seller, except for such liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith;

(f)        Seller or its Affiliates are not parties to any Tax allocation or sharing agreements which would affect the Assets; and

(g)       There is not in force any extension of time for the assessment or payment of any Tax with respect to Seller.

3.22        Operation of Assets.

(a)       At the Second Closing Date, Buyer will own, lease, or otherwise have the right to use assets sufficient for the operation of the Project in the manner as the Project is currently operated by Seller. Following the Second Closing, Buyer will have the right to operate such Project as currently operated by Seller without interference or involvement from Seller or any of its Affiliates.

(b)       The Project has been maintained in accordance with Good Industry Practice and in a manner which does not invalidate or impair outstanding manufacturer’s or contractor’s warranties. Attached hereto as Schedule 3.21(b) is a List of Known Concerns and Problems which Seller has identified and which existed at the Project Site as of December 13, 2006.

3.23     Accuracy of Representations and Warranties. To Seller’s Knowledge, none of the representations or warranties of Seller contained herein or in any of the Related Documents contain or will contain any untrue statement of any material fact or omit to state any material fact necessary to make the statements therein misleading. There is no fact known to Seller that could reasonably be expected to cause a Material Adverse Change that has not been set forth herein or in the other documents, certificates and writings delivered to Buyer under this Agreement or the Related Documents.

3.24     Regulatory Matters. All currently effective filings made by the Seller with the Federal Energy Regulatory Commission were made in compliance with legal requirements applicable thereto and the factual information contained therein was true and correct in all material respects as of the respective dates of such filings. Seller has made all filings with the Federal Energy Regulatory Commission and any State regulatory agency as are required to operate the Assets as they are being operated.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the First Closing Date and the Second Closing Date:

4.1       Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Idaho, with full corporate power and authority to conduct its business as now conducted.

4.2       Authority; Enforceability. Buyer has full power and authority to execute and deliver this Agreement and all Buyer Ancillary Documents and to perform its obligations under this Agreement and the Buyer Ancillary Documents, and such action has been duly authorized by all necessary limited liability company action. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Buyer Ancillary Documents, each of the Buyer Ancillary Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.3       No Conflict. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel, require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

4.4       Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.5       Brokers and Finders. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

ARTICLE V

COVENANTS OF SELLER PRIOR TO CLOSING

5.1       Access and Investigation. Between the date of this Agreement and the First Closing Date and Second Closing Date, and upon reasonable advance notice received from Buyer, Seller shall: (a) afford Buyer and its Representatives full and free access, during regular business hours, to Seller’s personnel, consultants, properties (including any subsurface testing of the Real Property), contracts, permits, books and records and other documents and data relating to the Assets and the Project, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller.

5.2       Pre-Closing Conduct. Between the date of this Agreement and the First Closing and the Second Closing, except with respect to Assets transferred at the First Closing, then between the date of this Agreement and the First Closing only, Seller shall:

(a)       Advise Buyer in writing of any Proceeding that challenges or otherwise materially affects the transactions contemplated hereby and of any actual or anticipated Material Adverse Change (and, if any such event occurs, cooperate with Buyer to minimize the adverse impact on the Project);

(b)       When this Agreement requires Seller to obtain the consent of any third party under the terms of any Contracts, permits and agreements identified on Schedule 2.1(a)-(b), Seller will use reasonable best efforts to obtain such consent on terms and conditions not materially less favorable than those in effect on the date hereof;

(c)       Use its best efforts to maintain the Assets in their condition as of the Effective Date in accordance with Good Industry Practice, subject to ordinary wear and tear; and

(d)       Conduct its operations and activities only in the ordinary and usual course of business consistent with Good Industry Practice, comply with all of the terms and provisions of the Contracts and the Leases and the permits and rights of way identified on Schedule 2.1(a) – (b), and keep the Leases and Contracts in good standing and in full force and effect, and comply with all requirements relating thereto.

5.3       Negative Covenants. Except with the prior written consent of Buyer, between the date of this Agreement and the First Closing and the Second Closing, except with respect to Assets transferred at the First Closing, then between the date of this Agreement and the First Closing only, Seller shall not:

(a)       Amend or terminate, or waive any of its rights under, or accept any prepayment under, any of the leases, rights of way, Contracts and/or permits identified on Schedules 2.1(a) and (b);

(b)       Enter into any compromise or settlement (excluding any settlement providing only for the payment of monetary consideration and fully covered by Seller’s insurance policies) of any litigation, proceeding or governmental investigation relating to the Assets, the Project or the Assumed Liabilities;

(c)       Purchase, sell, transfer or otherwise acquire or dispose of any material Assets, or surrender, permit to expire, abandon, sell, transfer, mortgage or otherwise dispose of or encumber any of the Assets, except in circumstances in which it is required to do so by law or contract existing as of the date of this Agreement;

(d)       Permit any insurance policy with respect to the Assets to be cancelled, terminated or modified, or any coverage thereunder to lapse; or

(e)       Enter into any agreement, contract, commitment or arrangement to do any of the foregoing or take or fail to take any action that would make any representation or warranty contained in this Agreement to be untrue or incorrect or that could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.

5.4       Required Approvals and Actions. Seller shall timely make all filings required by Legal Requirements to be made by it in order to consummate the transactions contemplated by this Agreement. Seller will use reasonable efforts to cooperate with Buyer and its Representatives with respect to all filings and consents that Buyer elects to make, is required or elects to obtain or, pursuant to Legal Requirements, shall be required to make in connection with the transactions contemplated by this Agreement. The following actions are required for the consummation of the First Closing and the Second Closing, as applicable.

(a)       Prior to the Second Closing, Buyer receives an assignment of the SUP;

(b)       Prior to the Second Closing, Buyer shall have obtained agreement satisfactory to Buyer to either terminate or purchase, directly or indirectly, each of: (i) the Amended and Restated Water Supply Agreement dated December 13, 2006, between Amor II and Empire Foods, LLC as buyer and Guarantor as seller, (ii) the Geothermal Resource Supply Agreement dated December 13, 2006, between Seller and Empire Foods, LLC, and (iii) the Amended and Restated Water Rights Lease Agreement dated December 13, 2006, between Empire Geothermal Power, LLC and Guarantor (together, the “Empire Agreements”). Seller shall cooperate with Buyer to either purchase or terminate the Empire Agreements.

(c)       Prior to the Second Closing, Buyer shall have negotiated and agreed to or agreed to complete post-Second Closing and close the transactions contemplated in this Agreement without having completed before Second Closing: (i) a buyout of the Constellation Agreement (which results in the termination of the Constellation Agreement); and (ii) an agreement for the purchase by Buyer, either directly or indirectly, of the onion and garlic dehydration facility that is owned by American AgCredit and served by the wells constituting part of the assets, in both cases on terms and conditions acceptable to Buyer. Seller shall cooperate with Buyer in negotiation of the foregoing agreements.

(d)       Prior to the Second Closing, Buyer and Seller shall have obtained the assignment of the Kosmos Lease to Buyer, or Buyer shall have negotiated and agreed to either a modification of the Kosmos Lease or new lease with Kosmos which is acceptable to Buyer.

(e)       Prior to the Second Closing, if required by Buyer, Buyer’s assumption of the Long Term Agreement for the Purchase and Sale of Electricity and the Sierra Pacific Power Facility Management Agreement shall have been consented to by Sierra Pacific Power.

5.5       Notification. Between the date of this Agreement and the First Closing and the Second Closing, Seller shall promptly notify Buyer in writing if any Seller becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of Seller made as of the date of this Agreement. Should any fact or condition require any change to any Schedule to this Agreement, Seller shall promptly deliver to Buyer a supplement thereto specifying such change. Such delivery shall not affect any rights of Buyer under Articles IX and Article XI.

5.6       Employee Matters. On Second Closing Date, Seller will terminate the employees of Seller (“Seller Employees”). All compensation and benefit accruals for the Seller Employees shall cease as of the termination date and Seller shall have the sole responsibility for all amounts owed to the Seller Employees. Seller shall bear all costs of such termination and shall indemnify, release and hold harmless Buyer from any liability to or in connection with the Seller Employees. Buyer shall have no obligation to hire any Seller Employees but shall be free to do so. Buyer may discuss employment with one or more of such employees prior to the Second Closing. On or prior to the Second Closing Date or as soon as practicable following the Second Closing, and in accordance with applicable law, Seller shall pay, perform and satisfy any and all liabilities, obligations and responsibilities to the Seller Employees and neither Buyer nor any Affiliate thereof shall have any liability therefor.

5.7        Exclusive Agreement. Prior to the First Closing and Second Closing, neither Seller nor Guarantor shall enter into any discussions or any agreement with any other person, group or entity relating to any acquisition of the assets or business of the Seller or the equity interests of Seller, or other similar transaction or business combination involving the Project or the Seller’s business. If Guarantor or Seller or any person acting in Seller’s or Guarantor’s behalf receives an inquiry with respect to a potential acquisition, Guarantor and Seller shall promptly advise Buyer of all relevant information concerning the inquiry.

ARTICLE VI

COVENANTS OF BUYER PRIOR TO CLOSING

6.1       Cooperation. Buyer shall cooperate with Seller (a) with respect to all filings that such Parties shall be required by Legal Requirements to make and (b) in obtaining any consents from any third party persons and/or entities which Seller is required to obtain under the terms of this Agreement.

6.2       Consents. On or before the First Closing Date and the Second Closing Date, as applicable, Buyer shall obtain any and all consents from any and all persons and entities which Buyer is required to obtain under the terms of this Agreement and shall have procured the Bonds.

6.3       Title Insurance. Buyer shall be responsible for requesting and procuring any and all title insurance which Buyer deems necessary under the terms of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the First Closing Assets at the First Closing and the Second Closing Assets at the Second Closing and to take the other actions required to be taken by Buyer at the First Closing and Second Closing, as applicable, is subject to the satisfaction, at or prior to the First Closing or Second Closing, as applicable, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1       Representations, Warranties and Covenants.

(a)       All representations and warranties of Seller made in this Agreement that contain an express materiality qualification shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the First Closing and the Second Closing as if then made, without giving effect to any supplement to any Schedule hereto.

(b)       All other representations and warranties of Seller made in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the First Closing and the Second Closing as if then made, without giving effect to any supplement to any Schedule hereto.

(c)       All of the required actions set forth in Section 5.4 shall have been completed to the satisfaction of Buyer.

(d)       All of the other terms, covenants and conditions to be complied with and performed by Seller at or prior to the First Closing or the Second Closing, as applicable, shall have been duly performed and complied with in all material respects as of such First Closing or Second Closing, as applicable.

7.2       Adverse Proceedings. No Proceeding shall have been instituted or threatened against, and no Order shall have been rendered against, Buyer or Seller to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement.

7.3       Consents. Each of the consents, approvals and waivers Seller is required to obtain under the terms of this Agreement have been obtained and are in full force and effect.

7.4.       Water Agreement. The Water Rights Permits Purchase Agreement shall be executed by Guarantor and delivered to Buyer effective as of the First Closing.

ARTICLE VIII

CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

Seller’s obligation to sell the First Closing Assets and to take the other actions required to be taken by Seller at the First Closing is subject to the satisfaction, at or prior to the First Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

8.1       Representations, Warranties and Covenants.

(a)       All representations and warranties of Buyer made in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the First Closing as if then made.

(b)       All of the terms, covenants and conditions to be complied with and performed by Buyer at or prior to the First Closing shall have been duly performed and complied with in all material respects.

8.2       Adverse Proceedings. No Proceeding shall have been instituted or threatened against, and no Order shall have been rendered against, Buyer or Seller to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement.

8.3       Consents. Each of the consents, approvals and waivers Buyer is required to obtain under the terms of this Agreement prior to the First Closing have been obtained and are in full force and effect.

8.4        Water Agreement. The Water Rights Permits Purchase Agreement shall be executed by Buyer and delivered to Seller or Guarantor effective as of the First Closing.

ARTICLE IX

TERMINATION

9.1       Termination of Agreement. This Agreement may terminate immediately upon notice by Buyer, for any reason or for no reason at any time after the First Closing.

9.2        Effect of Termination. Except as provided in the Indemnification Agreement, if this Agreement is terminated pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

ARTICLE X

ADDITIONAL COVENANTS

10.1     Further Assurances. The Parties agree that, at any time and from time to time on and after the First Closing Date and Second Closing Date, as applicable, they will, upon the request of the other and without further consideration, take all steps reasonably necessary to complete the transfer of the Assets and each will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, deeds, assignments, conveyances, transfers, powers of attorney or assurances as reasonably required to complete the transfer of the Assets.

10.2     Transfer Taxes. Except as otherwise set forth herein, Seller shall promptly file all necessary tax returns and other documentation with respect to any Transfer Taxes owing in respect of the sale of the Assets pursuant to this Agreement and pay all such Transfer Taxes following the closing date on which such Assets were transferred.

10.3     Confidentiality. The Parties shall (and shall cause their Affiliates to) treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the other party or destroy, at the request and option of the other party, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

10.4     Assistance in Proceedings. Each Party will cooperate with the other Party and its counsel in the contest or defense of, and make available its personnel and provide any testimony (to the extent such personnel are then employed by such Party) and access to its books and records in connection with, any Proceeding involving or relating to (a) any transaction contemplated by this Agreement, or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the First Closing Date and Second Closing Date involving the Project. The requesting Party shall promptly reimburse the assisting Party or its personnel for any out-of-pocket costs incurred by the assisting Party or its personnel in connection with complying with its obligations under this section, upon the presentation by the assisting Party to the requesting Party of an itemized account of such expenditures and proper documentation thereof to the reasonable satisfaction of the requesting Party.

10.5     Copies of Books and Records. For a period of two years after the later of the First Closing and Second Closing, Seller and Guarantor will permit Buyer to have access to and (at Buyer’s expense) to make copies of the books and records of Seller relating to the Project, the Project Site or the business of the Seller.

ARTICLE XI

INDEMNIFICATION; REMEDIES

11.1     Survival. All representations, warranties, covenants and obligations in this Agreement, the Schedules hereto, the supplements to such Schedules, and in any certificate or document delivered pursuant to this Agreement shall survive the First Closing and the Second Closing and the consummation of the transactions contemplated hereby, subject to Section 9. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the First Closing Date or Second Closing Date, as applicable, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2     Indemnification.

(a)        Seller’s Indemnity. Seller will indemnify, defend, and hold harmless Buyer against and in respect of claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees that it may incur or suffer that arise or result from any: (i) Retained Liabilities; (ii) breach of, or failure by Seller to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement; or (iii) conduct, events or assurances in connection with or related to the First Closing Assets which occurred prior to the First Closing Date or in connection with or related to the Second Closing Assets which occurred prior to the Second Closing Date.

(b)        Buyer’s Indemnity. Buyer will indemnify and hold harmless Seller against, and in respect of, claims, losses, expenses, costs, obligations, liabilities, penalties, demands, deficiencies, damages, recoveries, including but not limited to interest and attorney’s fees and costs they may incur by reason of : (i) Assumed Liabilities; (ii) Buyer’s breach of or failure to perform any of its warranties, guarantees, commitments, or covenants in this Agreement: or (iii) by reason of any act or omission of Buyer, or any of its successors or assigns, after the First Closing Date or Second Closing Date, as applicable, that constitutes a breach or default under, or a failure to perform, any obligation, duty, or liability of Buyer under any loan agreement, lease, contract, order, or other agreement to which it is a Party or by which it is bound at the First Closing Date or Second Closing Date, as applicable, which Buyer expressly assumes under this Agreement as of such First Closing Date or Second Closing Date, as applicable. Buyer will further indemnify and hold Seller harmless from any and all conduct, events or occurrences in connection with or related to the First Closing Assets arising on or after the First Closing Date or in connection with or related to the Second Closing Assets arising on or after the Second Closing Date.

The Parties will promptly notify each other of the existence of any claim, demand, or other matter to which a Party’s indemnification obligations would apply and will give him a reasonable opportunity to defend the same at his own expense and with counsel of his own selection; provided that the Party being indemnified will at all times also have the right to participate fully in the defense at his own expense. If the indemnifying Party, within a reasonable time after the notice required by this paragraph, fails to defend, the Parties being indemnified shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk of the indemnifying Party. If the claim is one that cannot by its nature be defended solely by the indemnifying Party (including any federal or state tax proceeding), the Parties being indemnified will make available all information and assistance that the indemnifying Party may reasonably request.

11.3     Tax Consideration. The Parties agree that payment pursuant to an indemnification obligation under this Article XI shall be treated for Federal income tax purposes as an adjustment to the Purchase Price and no Party or any of its Affiliates shall take any position in a Tax return or in any proceeding with any taxing authority contrary to such treatment, unless otherwise required by law.

ARTICLE XII

MISCELLANEOUS

12.1     Press Releases and Public Announcements. Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with the Seller, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Buyer determines and approves, provided that the Buyer provides the Seller with the text of such proposed disclosure sufficiently in advance of its release to enable Seller to have a reasonable opportunity to review and provide input to the Buyer. Buyer will have the right to be present for any in-person announcement by the Seller. Unless consented to by Buyer or required by Legal Requirement, Seller will keep this Agreement and the transactions contemplated by this Agreement confidential.

12.2     Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns, but shall not confer any rights or remedies upon any other Person. No Party may voluntarily or involuntarily assign such Party’s interest under this Agreement without the prior written consent of the other Parties; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

12.3     Entire Agreement. This Agreement and the documents referred to herein (including the Exhibits and Schedules hereto) embody the entire agreement and understanding of the Parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein.

12.4     Fees and Expenses. Except as expressly set forth herein, each Party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

12.5     Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of any of the First Closing Assets from any cause shall be borne by Seller at all times prior to the First Closing and of any of the Second Closing Assets from any cause shall be borne by Seller at all times prior to the Second Closing. If any such loss, damage or impairment, confiscation or condemnation occurs, Seller shall apply the proceeds of any insurance policy, judgment or award with respect thereto to repair, replace or restore the Assets as soon as possible to their prior condition.

12.6     Amendment, Waiver, etc. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by all Parties. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

12.7     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.8     Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference will be to an Exhibit, a Section or an Article, respectively, to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” The word “Dollars” and symbol “$” when used herein will be deemed in each case to mean lawful money of the United States of America. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and the other agreements, certificates and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate of document will be construed against the Party drafting such agreement, certificate or document. Each reference herein to a law, statute, regulation, document or Contract will be deemed in each case to include all amendments thereto.

12.9     Schedules.

(a)       If there is any inconsistency between the statements in this Agreement and those in any Schedule (other than an exception expressly set forth as such in any Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)       The statements in the Schedules to this Agreement and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

12.10   Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule, whether of the State of Nevada or any other jurisdiction, that would cause the application of the laws of any jurisdiction other than the State of Nevada.

12.11   Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when received if personally delivered; when transmitted if transmitted by facsimile or electronic mail; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express or UPS); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent as set forth below:

If to Buyer:

U.S. Geothermal Inc.
1509 Tyrell Lane
Boise, ID 83706
Tel: 208-424-1027
Attention: Doug Glaspey, Chief Operating Officer
Facsimile: 208-424-1030
Email: dglaspey@usgeothermal.com
Copy to:
Dave Swanson
Dorsey & Whitney LLP
Suite 1500, 50 South Sixth Street
Minneapolis, Minnesota 55402
Facsimile: 612-340-2868

If to Seller:

c/o Orient Farms, LLC
250 Chism Street
Reno, Nevada 89503
Attention: Michael Stewart
Facsimile: (775) 355-7001

Copy to:
F. DeArmond Sharp, Esq.
Stefanie T. Sharp, Esq.
Robison, Belaustegui, Sharp & Low
71 Washington Street
Reno, Nevada 89503
Facsimile: (775) 329-7941

or to such other place and with such other copies as a Party may designate as to itself by written notice to the other Party.

12.12   Guarantor. The Guarantor by his execution of this Agreement hereby absolutely and unconditionally guarantees full performance by Seller of all Seller’s obligations under this Agreement and any Seller Ancillary Agreement, including without limitation Seller’s payment obligations specified in Sections 2.3 and 9.2 and Seller’s indemnification obligations specified in Article XI. The Guarantor agrees that this guaranty will not be released by any action or thing which might be deemed a legal or equitable discharge of a surety or guarantor other than irrevocable and final payment and performance of Seller’s obligations, and the Guarantor hereby waives any right he may have to demand or notice of nonpayment or nonperformance, notice of acceptance of this guaranty or notice of any liability or obligation to which it applies, and any other notice or demand required under any agreement or Legal Requirement.

12.13    Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Seller, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that any party provide any bond or other security). The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

12.14   Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be delivered by facsimile transmission of an executed counterpart signature page thereof, and after attachment of such transmitted signature page to a copy of this Agreement, such copy shall have the same effect and evidentiary value as copies delivered with original signatures. Any Party delivering this Agreement by facsimile transmission shall deliver to the other Parties, as soon as practicable after such delivery, an original executed counterpart signature page of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

BUYER:	U.S. GEOTHERMAL INC., an Idaho corporation

By: /s/ Doug Glaspey
Doug Glaspey, Chief Operating Officer

SELLER:	EMPIRE GEOTHERMAL POWER LLC

By: /s/ Michael B. Stewart
Michael B. Stewart, Manager

GUARANTOR:

/s/ Michael B. Stewart
Michael B. Stewart